Exhibit 10.5

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between DaVita Healthcare Partners Inc. and/or any of its parents, subsidiaries, successors and assigns (collectively “DaVita” or the “Company”) and Dennis Kogod (“Kogod”).

WHEREAS, DaVita and Kogod wish to provide for the termination of their employment relationship, all roles in which Kogod serves as an officer, board member or other non-employment role with DaVita  (the “Non-Employment Roles”), and all agreements (including the October 31, 2005 Employment Agreement and any amendments thereto) except as otherwise noted herein, that exist and may have existed between them, and fully and finally resolve any and all matters arising out of Kogod’s employment by DaVita or the termination of his employment, without any admission of any kind by either party; and

WHEREAS, the parties wish to document their understanding and agreement with respect to the terms of Kogod’s separation from employment with DaVita.

NOW, THEREFORE, in consideration of the provisions and agreements set forth hereinafter, and for good and valuable consideration, the sufficiency of which is acknowledged by both parties, the parties agree as follows:

1.Employment Termination.  DaVita will eliminate Kogod’s position, CEO of DaVita International, as part of a reorganization of the Company effective November 30, 2016.  The Company will continue to employ Kogod as CEO of DaVita International until November 30, 2016 (the “Termination Date”).  Until the Termination Date, Kogod’s job duties and responsibilities, pay, and entitlement to health and welfare benefits shall remain the same as of the date of his execution of this Agreement.   However, during this time, Kogod may not bind the Company or DaVita International to any contract or make any representation or commitment on behalf of the Company or DaVita International that would tend to bind the Company or DaVita International without prior written authorization from the Chief Executive Officer of DaVita.  In addition, during this time if requested to do so by the Company, Kogod will submit his written and signed resignation from any Non-Employment Roles or, in lieu thereof, the Company may remove Kogod from all such roles at any time(s) prior to the Termination Date. Prior to the date of any such resignation or removal from the Non-Employment Roles, Kogod shall cooperate with the Company to take such action as might be necessary to complete any pending or essential matters that need to be accomplished prior to the Termination Date and/or to provide for a smooth transition out of the Non-Employment Roles. The parties will announce the termination of Kogod’s employment consistent with applicable regulations.

2.Consulting.  Kogod agrees to provide consulting services to DaVita from the termination of his employment until November 30, 2019.  The terms of Kogod’s provision of consulting services to DaVita are outlined in the Consulting Agreement attached hereto as Exhibit A. Notwithstanding anything to the contrary in this Agreement, the Consulting Agreement or any other writing of any kind whatsoever, upon Kogod’s commencement of the consulting services under the Consulting Agreement, those services will not be deemed to be a simultaneous commencement of or remaining in service with the Company by Kogod for

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purposes of the definition of “Termination of Services” under Section 2.53 of the 2011 DaVita HealthCare Partners Inc. Incentive Award Plan, as amended and restated on June 17, 2014 (the “Plan”). Without limiting the generality of the foregoing, and for the avoidance of doubt, any rights that Kogod might have under any equity-based or cash-based awards made to Kogod by the Company pursuant to the Plan prior to the Termination Date, including without limitation, to exercise any such award (other than awards that have vested prior to the Termination Date) or to continue to have such awards vest or to otherwise derive value of any kind therefrom, will cease as of the Termination Date, and any unvested portions thereof shall be forfeited. Any exercise of any vested but unexercised awards under the Plan are subject to pre-clearance by the Chief Legal Officer of the Company and the other usual requirements under the Company’s Insider Trading Policy, and must occur no later than 90 days after the Termination Date, provided that no exercises may occur during the Company’s regular third quarter trading blackout that begins at the close of the New York Stock Exchange on September 23, 2016 and is expected to end in or about the first week of November, unless prior to the beginning of such trading blackout Kogod establishes a 10b5-1 trading plan that complies with the DaVita Insider Trading Policy with respect to any desired exercise of any award during the blackout period, and provided further that any exercise dates under such trading plan during the trading blackout or after must occur no later than 90 days after the Termination Date.

3.Consideration.  In consideration for Kogod’s execution and non-revocation of this Agreement and the promises and covenants contained herein, DaVita shall pay Kogod a lump sum of One Million Five Hundred Thousand Dollars ($1,500,000) (less standard federal and state withholdings and authorized deductions), to be reported on an IRS Form W-2, within 10 business days of Kogod’s execution of this Agreement, provided he does not revoke the Agreement as set forth in paragraph 12.

4.Return of Company Property.  Kogod agrees to return all of DaVita’s proprietary or confidential information, emails, documents, and property, including but not limited to cellular phones, credit cards, calling cards, keys, computers, employment badges and any company-provided hardware and software to DaVita on or before the Termination Date.

5.Non-Required Benefits.  Kogod acknowledges that by accepting the provisions of this Agreement, Kogod is receiving certain benefits to which he would not otherwise be entitled.

6.Release.  In consideration of the obligations of DaVita under this Agreement, Kogod, for himself and his heirs, executors, administrators, attorneys, successors, and assigns, hereby releases DaVita and its parents, subsidiaries, divisions, affiliates, related entities, its and their joint ventures and joint venturers, insurers, insurance policies and benefit plans, each of the past and present shareholders, officers, directors, agents, employees (including, but not limited to, Kent Thiry), representatives, administrators, fiduciaries and attorneys of the foregoing entities and plans, and the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence (“Released Parties”), from any and all claims of any kind, known or unknown, that arose on or before the date Kogod signed this Agreement.

The claims Kogod is releasing include, without limitation, any and all claims arising out of or related to his employment with DaVita.

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The claims Kogod is releasing also include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of agreements, representations or policies related to his employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination, harassment, or retaliation for whistleblowing or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other protected status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims under the federal false claims act and/or any state false claims act relating in any manner to information Kogod learned while employed by DaVita, claims of failure to assist Kogod in applying for future position openings, claims of failure to hire Kogod for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of willful withholding of wages, claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or to the receipt of any equity grant or for the issuance, vesting or derivation of any value of stock or other equity or cash in connection with any award made under the Plan (other than the right to exercise vested but unexercised equity awards as provided under paragraph 2 above), claims for attorneys’ fees or costs, claims that he may have or assert based on alleged acts or omissions by DaVita, and any other claims that are based on any alleged legal obligations of DaVita.

Kogod understands and agrees that this Agreement is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released.  As to such released matters, Kogod expressly waives any and all rights or benefits which he may now have, or in the future may have, under the terms of California Civil Code Section 1542 and any similar law of any state or territory in the United States.  Said section provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Kogod fully understands that if any fact with respect to any matter covered in this Agreement is found hereinafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes that this Agreement shall be and remain effective, notwithstanding such difference in facts.

7.Waiver of Rights.  Kogod specifically waives any rights or claims that Kogod may have under the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Nevada Revised Statutes, the Nevada Fair Employment Practices Act, the Colorado Civil Rights Act, the Colorado Revised Statutes, the Civil Rights Act of 1964 (including Title VII of that Act), the Americans with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act, the Age Discrimination in Employment Act (ADEA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Consolidated

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Omnibus Budget Reconciliation Act of 1985 (COBRA), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010 (all as amended), and all similar federal, state and local laws.

8.Remedies for Breach of Release and Waiver of Rights.  Kogod acknowledges and agrees that if he breaches the provisions in paragraphs 6 and/or 7, then, to the fullest extent permitted by law, DaVita will be entitled to apply for and receive an injunction to restrain any violation of the release and/or waiver of rights and DaVita will not be obligated to make any additional payments or provide any additional benefits under this Agreement, subject to an arbitrator subsequently ruling otherwise pursuant to the dispute resolution mechanism set forth in paragraph 19 below.

9.Waiver of Reinstatement Rights.  To the extent permitted by law, Kogod further waives, releases, and discharges DaVita and the Released Parties from any reinstatement rights which Kogod has or could have, and Kogod acknowledges that he has not suffered any on-the job injury for which he has not already filed a claim.

10.No Pending Actions.  Kogod represents and warrants that as of the date of his signing this Agreement, he has not initiated any complaint, charge, administrative proceeding, lawsuit or arbitration seeking damages or equitable relief for any of the claims Kogod is releasing in this Agreement, including, without limitation, any administrative or civil actions pending with respect to DaVita and/or any alleged or perceived violation by DaVita or the Released Parties with respect to Kogod.

11.Protected Rights.  Kogod expressly acknowledges that this Release does not relinquish any protected rights he may have under Title VII of the Civil Rights Act of 1964, the Equal Pay Act (“EPA”), the Americans with Disabilities Act (“ADA”), Older Workers Benefit Protection Act (“OWBPA”) or the Age Discrimination in Employment Act (“ADEA”) to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or the Office of Federal Contract Compliance.  However, Kogod may not recover additional compensation or damages as a result of that participation.

Kogod agrees that he will not file or permit any other person to file a claim on Kogod’s behalf, with any judicial body, administrative agency or arbitrator, any claim or cause of action herein released.

The foregoing notwithstanding, nothing herein shall prohibit or restrict Kogod from communicating directly with, or responding to any inquiry from, cooperating with, or providing testimony before, the Securities and Exchange Commission (SEC), Department of Justice (DOJ), Office of the Inspector General (OIG), or any other governmental or self-regulatory authority about a possible violation of law.

This Agreement does not waive Kogod’s vested rights, if any, to receive pension or medical benefits pursuant to any formally-adopted written benefit plan, unemployment compensation benefits or workers’ compensation benefits, nor does it waive Kogod’s rights that he cannot waive, including claims for indemnification, and any claim that the Company has failed to make any payments or to provide any of the payments or benefits described in paragraph 3 of this Agreement.

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12.Notice of Rights of Review and Revocation.  Kogod acknowledges receipt of this Agreement as notice in writing from DaVita advising him to consult with an attorney prior to executing this Agreement and further acknowledges that he has been provided the right to consider this Agreement, including the release contained herein, for a period of twenty-one (21) days following the date of such receipt prior to executing same. The parties acknowledge that Kogod has seven (7) days from the date of execution of this Agreement to revoke same, and that this entire Agreement shall not be effective or enforceable in whole or in part until the revocation period has expired.  If Kogod chooses to revoke this Agreement within seven (7) days of execution, such revocation shall apply to the entire Agreement, and it is understood and agreed that such revocation shall render this entire Agreement null and void. To be effective, the rescission must be in writing and delivered by hand or mailed to Timothy J. Long, Orrick Herrington & Sutcliffe, LLP, 777 S. Figueroa Street, Suite 3200, Los Angeles, CA  90017.  If mailed, the rescission must be (a) postmarked within the seven-day revocation period; (b) properly addressed to Timothy J. Long and (c) sent by certified mail, return receipt requested.  If Kogod accepts this Agreement, the signed Agreement must be postmarked or returned by the close of the twenty-first day of the consideration period, to Timothy J. Long at the address stated herein.

13.Cooperation/Full Disclosure.  Kogod agrees, upon request of DaVita, to cooperate with DaVita in the transition of his duties.

Kogod will fully cooperate with DaVita in the investigation, prosecution and/or defense of any claims or concerns regarding the business of DaVita about which he has relevant knowledge, including by providing truthful information and testimony as reasonably requested by DaVita.  Such assistance shall include, but is not limited to, participating in interviews with representatives of DaVita, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information.

Kogod also acknowledges his obligation to raise any and all compliance concerns prior to the Termination Date.  Kogod shall fill out DaVita’s form Compliance Questionnaire and be available to participate in an exit interview with DaVita’s Corporate Compliance Department or its designee if Kogod is asked by DaVita to do so prior to the Termination Date.  In the event an interview is desired, at the sole discretion of DaVita, DaVita will contact Kogod to establish a mutually agreeable time for the interview.  Kogod agrees to answer any questions fully and completely, and a failure to do so is a material breach of this Agreement.  If Kogod is aware of a compliance-related issue, he acknowledges his obligation to raise the concern(s) in the form Compliance Questionnaire and the exit interview (if any), and that failure to do so is a material breach of this Agreement.

14.Duty to DaVita.  Kogod acknowledges his duty of loyalty to DaVita including, but not limited to, a duty not to improperly profit from or improperly seek to profit from knowledge he has acquired while in a position of trust at DaVita, to the detriment of DaVita.

15.No Future Employment.  Kogod represents and confirms that, after the Termination Date, Kogod has no interest in future employment with DaVita or its parents, subsidiaries, successors or affiliates, and that DaVita and its parents, subsidiaries and affiliates

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have no obligation to assist Kogod in identifying or applying for positions with DaVita.  Kogod agrees not to apply for future employment with DaVita or its parents, subsidiaries or affiliates and agrees that DaVita and its parents, subsidiaries and affiliates have no obligation to consider Kogod for future employment.

16.Kogod’s Representations and Warranties.  Kogod expressly represents and warrants that he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by Kogod herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that Kogod has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.  Kogod further represents and warrants that he is unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by DaVita pursuant to this Agreement.  Kogod agrees to indemnify DaVita and the Released Parties, including payment of any attorneys’ fees and costs, and hold DaVita and the Released Parties harmless from and against any and all damages which may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.  Kogod also represents that the total payment fully and adequately compensates him for anything he is releasing and anything that is owed to him (including wages and benefits) and that he is not owed any other sums.

17.Entire Agreement.  The parties agree that, except as otherwise stated herein, this Agreement supersedes any prior arrangements, agreements or contracts, whether written, oral or implied (in law or fact), between them on the subject matter contained herein and contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement executed by both parties.

18.Choice of Law.  This Agreement shall be governed by the laws of the State of Colorado, without regard to conflict of law principles.

19.Enforcement of Agreement by Arbitration.  Any dispute over the terms of or obligations under this Agreement shall be resolved by final and binding arbitration before JAMS in Denver, Colorado, except that the Company may seek judicial intervention to obtain temporary injunctive relief to restrain any violation of the releases provided in this Agreement and/or waiver of rights pursuant to paragraph 8 above.  The parties agree that the venue for any such court action will be Denver, Colorado.  The arbitrator (or the Court) shall be obligated to follow substantive Colorado law.  Kogod and DaVita agree to waive any and all rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement.  The prevailing party shall be entitled to reasonable attorneys’ fees and/or costs incurred to enforce this Agreement.

20.Severability.  If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable; provided that if the release and covenants not to sue provided for in paragraphs 6 and 10 or any parts thereof are declared or adjudged invalid or unenforceable for any reason, the entire Agreement shall be a nullity and all consideration provided in this Agreement shall be returned.  Each party agrees, at

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the other party’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Agreement.

21.Section 409A.  For purposes of this Agreement and the Second Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of the rules under Section 409A of the Code, each payment made under this Agreement and the Second Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. It is intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code.  Notwithstanding anything to the contrary in this Agreement or the Second Agreement, if DaVita determines (i) that on the date that Kogod’s employment with the Company terminates or at such other times that DaVita determines to be relevant, Kogod is a “specified employee” (within the meaning of Section 409A of the Code) of Da Vita and (ii) that any payments to be provided to Kogod pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Kogod’s “separation from service” (as such term is defined under Section 409A of the Code) with Da Vita, or, if earlier, the date of Kogod’s death.  Any payments delayed pursuant to this paragraph shall be made in lump sum on the first day of the seventh month following Kogod’s “separation from service” (as such term is defined under Section 409A of the Code), or, if earlier, the date of Kogod’s death. In addition, to the extent that any benefits are provided in-kind or through reimbursement, (i) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, and (ii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.  Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

22.Counterparts and Copies.  This Agreement may be signed in any number of copies and counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument.  Fully executed photocopies of the Agreement shall be treated as originals.

WHEREFORE, the parties execute this Agreement effective the date set forth below.

DaVita Healthcare Partners, Inc.
/s/ Kent J. Thiry	/s/ Dennis L. Kogod
Kent J. Thiry	Dennis L. Kogod
Chief Executive Officer
Dated: October 17, 2016	Dated: October 17, 2016

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